Exhibit 10.29

Generac Holdings Inc.
Amended & Restated 2010 Equity Incentive Plan

PERFORMANCE SHARE AWARD AGREEMENT

Upon acceptance by you through the online acceptance procedures set forth at www.computershare.com (“Computershare”), this Performance Share Award Agreement (this "Agreement") is made effective as of the date set forth on your online award acceptance page on Computershare (“Grant Date”), which is incorporated by reference herein, between Generac Holdings Inc., a Delaware corporation (the "Company") and you (the "Participant"). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

R E C I T A L S:

WHEREAS, the Company has adopted the Generac Holdings Inc. Amended & Restated 2010 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan;

WHEREAS, the Company has adopted the Generac Power Systems, Inc. Executive Change in Control Policy (the “CIC Policy”); and

WHEREAS, the Compensation Committee has determined that it would be in the best interests of the Company and its stockholders to grant the performance share award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.     Performance Share Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant a certain number of Shares of the Common Stock of the Company as set forth on the Participant’s online award acceptance page on Computershare (the “Performance Shares”), which shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.     Vesting of Performance Shares.

(a)     Cliff Vesting Schedule. Subject to the Participant’s continued service through the vesting date and, second, Company performance relative to the performance metrics set forth on Exhibit B, anywhere from zero (0%) to two hundred percent (200%) of the Performance Shares shall vest at the conclusion of the performance period set forth on Exhibit B.

(b)     Termination of Service. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s service by the Company for any reason (except as set forth in Section 2(c), Section 2(d) and Section 2(e) ), the Performance Shares, to the extent not then vested, shall immediately be forfeited by the Participant without consideration.

(c)     Termination of Service for Normal Retirement. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s service by reason of Normal Retirement, as defined below, the Participant will receive a pro-rated Performance Share award, adjusted for actual performance, paid out in shares of GNRC common stock within sixty (60) days of the conclusion of the applicable Performance Period, subject to the Participant’s execution on or within the 21-day period after such payment date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit A. For purposes of this Section 2(c), “Normal Retirement” shall mean a voluntary termination of employment by a Participant who has attained at least sixty-five (65) years of age and has at least twenty (20) years of service to the Company or any of its Affiliates.

(d)     Termination of Service for Death. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s service by reason of death, any Performance Shares, to the extent not then vested, shall vest on a pro rata basis, assuming target performance, as of the date of Participant’s death and shall be paid to the beneficiary designated by the Participant or, in the absence of any such designation, to the Participant’s estate.

(e)     Termination of Service for Total Disability. Notwithstanding Section 2(a) hereof, upon a termination of the Participant’s service by reason of Total Disability, as defined under the terms of the Company’s long-term disability plan, any Performance Shares, to the extent not then vested, shall vest on a pro rata basis, assuming target performance, as of the date of such termination of service, subject to the Participant’s execution on or within the 21-day period after the termination date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit A.

(f)     Termination of Service following a Change in Control. Notwithstanding Section 2(a) hereof, in the event of the Participant’s Qualifying Termination (as such term is defined in the CIC Policy), any Performance Shares, to the extent not then vested, shall vest on a pro rata basis, assuming target performance, as of the date of Qualifying Termination or, in the event of a Qualifying Termination prior to a Change in Control (as defined in the CIC Policy), upon the Change in Control, subject to the Participant’s execution on or after the termination date of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, substantially in the form attached hereto as Exhibit A.

(g)     Modifications to Vesting Schedule. In the event that the Participant takes an authorized leave of absence (“LOA”), the Performance Shares awarded by this Agreement that are scheduled to vest shall be modified as follows:

(i) if the duration of the Participant’s LOA is sixty (60) days or less, the vesting schedule set forth in Section 2(a) shall not be affected by the Participant’s LOA.

(ii) if the duration of the Participant’s LOA is greater than sixty (60) days, the scheduled vesting of any Performance Shares awarded by this Agreement that are not then vested shall be deferred for a period of time equal to the duration of the Participant’s LOA.

3.     Delivery of Shares. As soon as administratively practicable, but not later than sixty (60) days (thirty (30) days in the case of vesting pursuant to Section 2(c), Section 2(d) or Section 2(e)) following the vesting of the Performance Shares (as described in Section 2 hereof), and upon the satisfaction of all other applicable conditions, including, but not limited to, the payment by the Participant of all applicable withholding taxes, the Company shall deliver or cause to be delivered to the Participant, or in the case of Participant’s death, Participant’s beneficiary, a certificate or other indicia of ownership for the number of shares of common stock of the Company equal to the number of vested Performance Shares, which may bear such legends as the Company deems advisable pursuant to Section 9 below.

4.     Rights as a Stockholder. The Participant shall have none of the rights of a stockholder of the Company until the Performance Shares vest and shares of common stock of the Company are delivered to the Participant pursuant to Section 3 above, provided, that, the Participant shall have the right to receive dividend equivalents with respect to the Performance Shares that become vested in accordance with Section 2 above (the “Dividend Equivalents”). The Dividend Equivalents, if any, shall be paid to the Participant at the same time as delivery to the Participant, in accordance with Section 3 above, of shares of common stock of the Company equal to the number of vested Performance Shares.

5.     Restrictive Covenant Agreement. The Participant and the Company have previously entered into a restrictive covenant agreement. Participant hereby reaffirms his obligations under such restrictive covenant agreement and nothing contained in this Award Agreement shall cancel, change or modify Participant’s obligations thereunder.

6.     Non-Disparagement. The Participant, while providing services to the Company and thereafter, shall not make any oral or written communication to any Person that disparages, or has the effect of damaging the reputation of, the Company, the Affiliates or their respective directors, officers, agents, employees, former employees, representatives or stockholders; provided, that, nothing in the foregoing shall preclude the Participant from disclosing any information to Participant’s attorney or in response to a lawful subpoena or court order requiring disclosure of information.

7.     Adjustment of Shares. In the event of any corporate event or transaction (as described in Section 12.1 of the Plan), the terms of this Award Agreement (including, without limitation, the number and kind of Performance Shares subject to this Agreement and the shares of stock deliverable with respect to such Performance Shares) may be adjusted as set forth in Section 12.1 of the Plan.

8.     No Right to Continued Service. The granting of the Performance Shares evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the service of such Participant.

9.     Securities Laws/Restrictions. The issuance and delivery of shares of common stock of the Company pursuant to this Award Agreement shall comply (or be exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any shares of common stock under the Plan or Awards, and accordingly any certificates or other indicia of ownership for shares of common stock may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of shares of common stock under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such shares of common stock would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably request which satisfies such requirements.

10.     Transferability. Unless otherwise provided by the Committee, the Performance Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Performance Shares to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

11.     Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the transfer of shares of common stock and Dividend Equivalents with respect to the Performance Shares and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

12.     Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

13.     Entire Agreement. This Award Agreement, including all exhibits and referenced documents, the details of the award on the Participant’s online award acceptance page on Computershare, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

14.     Waiver. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

15.     Successors and Assigns. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

16.     Choice of Law. This Award Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

17.     Performance Shares Subject to Plan. By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Performance Shares are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18.     No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to the Performance Shares. The Committee and the Company make no guarantees regarding the tax treatment of the Performance Shares. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any Subsidiary or Affiliate, or any of their employees or representatives shall have any liability to a Participant with respect thereto. If the delivery of shares of common stock pursuant to the vesting of the Performance Shares is conditioned upon the execution of a release by the Participant and the combined time period for the execution of the release and the delivery of such shares overlaps the end of a calendar year, the shares of common stock shall be delivered in the second calendar year.

19.     Amendment. The Committee may amend or alter this Award Agreement and the Performance Shares granted hereunder at any time, subject to the terms of the Plan.

20.     Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.     Signature. The Agreement is subject to Participant’s acceptance of the terms and conditions of this Agreement. By clicking the acknowledgment button, Participant indicates he or she (1) has been provided access to a copy of the Plan, (2) has had the opportunity to obtain independent legal advice prior to accepting the grant, (3) has read this Agreement and (4) agrees fully to the terms of the Agreement. The Participant also acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Restricted Shares shall be final and conclusive.

EXHIBIT A

FORM OF RELEASE

A release is required as a condition for receiving the benefits provided pursuant to the Performance Share Award Agreement between GENERAC HOLDINGS INC. (the “Company”) and ________________ (“Participant”) dated ________ (the “Agreement”); thus, by executing this release (“Release”), you have advised us that you hold no claims against the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in any written agreement between you and the Company.

You understand and agree that this Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

You understand and agree that this Release is intended to include all claims by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company. It is also acknowledged that your termination is not in any way related to any work-related injury.

It also is understood and agreed that the remedy at law for breach of the Award Agreement, any restrictive covenant agreements between you and the Company, and/or this Release shall be inadequate, and the Company shall be entitled to injunctive relief in respect thereof.

Your ability to receive payments and benefits under the terms of the Award Agreement will remain open for a 21-day period after your Termination Date to give you an opportunity to consider the effect of this Release. At your option, you may elect to execute this Release on an earlier date. Additionally, you have seven days after the date you execute this Release to revoke it. As a result, this Release will not be effective until eight days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this Release.

Finally, this is to expressly acknowledge:

●	You understand that you are not waiving any claims or rights that may arise after the date you execute this Release.

●	You understand and agree that the compensation and benefits described in the Award Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this Release and that I am signing this Release knowingly and voluntarily with the full intent of releasing the Releases from any and all claims, except as set forth herein. Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this Release on an earlier date.

Date:

EXHIBIT B

Vesting Schedule

Exhibit B shall be provided by separate document and constitutes part of this Agreement.